                                                                     EXHIBIT 3.8

                                    AMENDED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             BERGEN COMMERCIAL BANK


     THIS IS TO CERTIFY that we, the undersigned, do hereby make and subscribe this Amended Certificate of Incorporation pursuant to N.J.S.A. 17:9A-12B, and do associate ourselves into a bank pursuant to "The Banking Act of 1948", being Chapter 67 of the laws of 1948, as amended, and each of us does severally agree to take and pay for the number of shares of the capital stock of the bank as hereinafter set forth after our respective names, together with our proportionate share of the surplus and reserve fund for organization expense and reserve for contingencies herein provided.

     FIRST:  The name by which the bank shall be known is Bergen Commercial
     -----
Bank.

     SECOND:  The principal office of the bank is to be located at 2 Sears
     ------
Drive, in the Borough of Paramus, Bergen County, New Jersey.

     THIRD:  The bank shall have power to transact the business of banking in
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all its branches and, to that end, shall have and may exercise all those powers authorized to be exercised by banks under the provisions of "The Banking Act of 1948" as presently enacted and as from time to time amended, and all those powers which are presently, or in the future may be authorized by law to be exercised by banks, but this bank shall not have power to exercise any fiduciary power which may be law be exercised only by banks which are qualified to act as fiduciaries.

     FOURTH:  The amount of authorized capital stock of the bank shall be
     ------
$5,000,000 divided into 2,000,000 shares of the par value of $2.50 each. The amount of issued capital stock of the bank shall be $575,000 divided into 230,000 shares of par value of $2.50. Authorized but unissued capital stock of the bank shall be $4,425,000 divided into 1,770,000 shares of the par value of $2.50. Authorized but unissued capital stock may be issued by the Board of Directors under the provisions of The Banking Act of 1948, as presently enacted, and as from time to time amended and supplemented.

     FIFTH:  The amount of surplus with which the bank will commence business is
     -----
$375,000.

     SIXTH:  The amount of the fund reserved for organization expense is
     -----
$150,000 and the amount of the reserve for contingencies is $50,000.

     SEVENTH:  The names and residences of the incorporators, and the number of
     -------
shares subscribed for by each, are as follows:

Name                              Address              Shares
                                                     Subscribed
Anthony M. Bruno, Jr.    40 Voorhis Road                 50,000
                         Lincoln Park P.O.
                         Kinnelon, N.J. 07035

Frank Cosimano           307 Lawrence Avenue             20,000
                         Hasbrouck Hgts, N.J. 07604

Stefano A. Masi          4 Squire Court                  30,000
                         Mahwah, N.J. 07431

Barry Novin              41 Winfield Drive               30,000
                         Parsippany, N.J. 07054

Joseph A. Panepinto      106 Sherman Place               20,000
                         Jersey City, N.J. 07307

Paul C. Petrillo         26 Lower Cross Road             20,000
                         Saddle River, N.J. 07455

Ralph W. Sifford         18 Deerfield Drive              30,000
                         Hohokus, N.J. 07423

Charles J. Volpe         53 Hampshire Road               30,000
                         Washington Twp., N.J.
                         07675

     EIGHTH:  The number of Directors of the bank shall be not less than five,
     ------
and not more than twenty-five, as shall from time to time be fixed by the By-
Laws.

       NINTH:  The persons who shall serve as Directors until the first annual
       -----
meeting of the stockholders are as follows:

                              Anthony M. Bruno, Jr.

                              Frank Cosimano

                              Stefano A. Masi

                              Barry Novin

                              Joseph A. Panepinto

                              Paul C. Petrillo

                              Ralph W. Sifford

                              Charles J. Volpe

     TENTH:  The Board of Directors of the bank shall have power to make, alter
     -----
and repeal By-Laws, subject to alteration or repeal by the stockholders at any meeting. The power conferred by this paragraph Tenth shall be subject to such limitations as may from time to time be imposed by law.

     ELEVENTH:  The Board of Directors may, between annual meetings, increase
     --------
the number of directors by not more than two, and may appoint persons to fill the vacancies so created, subject to the limitation, however, that there shall not at any time be more directors than authorized by Section 101 of The Banking Act of 1948.

     TWELFTH:  The Board of Directors shall have power to pay dividends from
     -------
time to time, in whole or in part in stock, without approval or ratification of the stockholders, in the manner provided by and subject to the limitations contained in Section 52 of The Banking Act of 1948, as amended, or as may be further amended.

     THIRTEENTH:  The Board of Directors shall have power to appoint an
     ----------
executive committee, from time to time, from among its members, in accordance with the statute in such case made and provided. Such committee shall have and may exercise such powers as are authorized by law, subject to the time and provisions of the By-Laws of this bank.

     FOURTEENTH:  A director of the bank shall not be personally liable to the
     ----------
bank or its stockholders for damages for breach of any duty owed to the bank or its stockholders, except that this provision shall not relieve a director from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the bank or its stockholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.

     FIFTEENTH:  For the duration permitted by the New Jersey Banking Act, as
     ---------
amended from time to time, an officer shall not be personally liable to the bank or its stockholders for damages for breach of any duty owed to the bank or its stockholders, except that this provision shall not relieve an officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the bank or its stockholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.

     SIXTEENTH:  The bank shall have perpetual existence, subject to liquidation
     ---------
and dissolution as provided by law.

     IN WITNESS WHEREOF, we have hereunto set our hands and seals the 11th day of November, 1987.



/s/Anthony M. Bruno, Jr. L.S.             /s/Frank Cosimano        L.S.
- -------------------------                 -------------------------
Anthony M. Bruno, Jr.                     Frank Cosimano


/s/Stefano A. Masi       L.S.             /s/Barry Novin           L.S.
- -------------------------                 ----------------------
Stefano A. Masi                           Barry Novin


/s/Joseph A. Panepinto   L.S.             /s/Paul C. Petrillo      L.S.
- -------------------------                 -------------------------
Joseph A. Panepinto                       Paul C. Petrillo


/s/Ralph W. Sifford      L.S.             /s/Charles J. Volpe      L.S.
- -------------------------                 -------------------------
Ralph W. Sifford                          Charles J. Volpe